Exhibit 99.8

LAZARD & CO., LIMITED

50 Stratton Street, London W1J 8LL

Authorised and regulated by the Financial Services Authority

Member of the London Stock Exchange

Registered in England no. 162175

The Directors

Kraft Foods, Inc.

Three Lakes Drive

Northfield

Illinois

60093

United States of America

4 December 2009

Dear Sirs,

KRAFT FOODS INC.’S OFFER FOR CADBURY PLC (“CADBURY”)

We refer to the statement of estimated cost savings, the bases of preparation thereof and the notes thereto (together the “Statements”) made by Kraft Foods Inc. (“Kraft Foods”) set out on pages 9 and 10 and in clause (s) of Appendix VI of the Offer Document, for which the Directors of Kraft Foods (the “Kraft Foods Directors”) are solely responsible.

We have discussed the Statements (including the assumptions and sources of information referred to therein) with the executive officers and employees of Kraft Foods who developed the underlying plans. The Statements are subject to uncertainty as described in Appendix VI to the Offer Document and our work did not involve an independent examination of any of the financial or other information underlying the Statements.

We have relied upon the accuracy and completeness of all the financial and other information reviewed by us and have assumed such accuracy and completeness for the purposes of rendering this letter. We have also reviewed the work carried out by Ernst & Young LLP and have discussed with them the conclusions stated in their letter of 4 December 2009 addressed to yourselves and ourselves on this matter.

We do not express any opinion as to the achievability of the cost savings identified by the Kraft Foods Directors.

This letter is provided pursuant to our engagement letter with Kraft Foods solely to the Kraft Foods Directors in connection with Note 8(b) of Rule 19.1 of the City Code on Takeovers and Mergers and for no other purpose. We accept no responsibility to Cadbury or its shareholders or any other person other than the Kraft Foods Directors in respect of the contents of, or any matter arising out of or in connection with, this letter.

On the basis of the foregoing, we consider that the Statements by Kraft Foods, for which the Kraft Foods Directors are solely responsible, have been made with due care and consideration in the context in which they were made.

Yours faithfully,

Lazard & Co., Limited

Lazard & Co., Limited, which is authorised and regulated by the Financial Services Authority in the United Kingdom, is acting as financial adviser to Kraft Foods and no one else in connection with the offer by Kraft Foods for Cadbury plc (the “Offer”) and will not be responsible to anyone other than Kraft Foods for providing the protections afforded to clients of Lazard or for providing advice in relation to the Offer or for any other matter referred to herein.

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